Exhibit 99.1

Contact:	Jean Fontana
ICR, Inc.
646-277-1214
zqk@quiksilver.com

Quiksilver Receives Continued Listing Standard Notice from NYSE

Huntington Beach, California, July 16, 2015—Quiksilver, Inc. (NYSE:ZQK; the “Company”) today announced that on July 10, 2015, the Company was notified by the New York Stock Exchange (“NYSE”) that the Company’s common stock is not in compliance with the NYSE’s continued listing standard that requires a minimum average closing price of $1.00 per share over a period of 30 consecutive trading days.

Under the NYSE’s rules, the Company has a period of six months from the date of the NYSE notice to bring its 30-day average share price back above $1.00. However, if the Company determines to remedy the non-compliance by taking action that will require shareholder approval, such as a reverse stock split, the Company must obtain shareholder approval of such action by no later than its next annual meeting, and implement such action promptly thereafter. During this period, the Company’s common stock will continue to be traded on the NYSE, subject to the Company’s compliance with other NYSE listing requirements. The Company will notify the NYSE of its intent to cure this noncompliance.

The NYSE notification does not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements.

About Quiksilver:

Quiksilver, Inc., one of the world’s leading outdoor sports lifestyle companies, designs, produces and distributes branded apparel, footwear and accessories. The Company’s apparel and footwear brands, inspired by a passion for outdoor action sports, represent a casual lifestyle for young-minded people who connect with its boardriding culture and heritage. The Company’s Quiksilver, Roxy, and DC brands have authentic roots and heritage in surf, snow and skate. The Company’s products are sold in more than 100 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders shops and other Company-owned retail stores, other specialty stores, select department stores and through various e-commerce channels. The Company’s corporate headquarters are in Huntington Beach, California.

Forward-looking statements:

This press release contains forward-looking statements including, but not limited to, statements regarding the future stock price of the Company’s common stock and the Company’s intent to regain compliance with NYSE listing standards. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. The Company undertakes no obligation to update these statements, which are made only as of the date of this press release. For the factors that could cause actual results to differ materially from expectations, please refer to the Company’s SEC filings and specifically the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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NOTE: For further information about Quiksilver, Inc., please visit our website at www.quiksilverinc.com. We also invite you to explore our brand sites, www.quiksilver.com, www.roxy.com and www.dcshoes.com.

Quiksilver Receives Continued Listing Standard Notice from NYSE

July 16, 2015

Contact:

Investors:

Jean Fontana

ICR, Inc.

646-277-1214

zqk@quiksilver.com

Media:

Julia Young

ICR, Inc.

646-277-1280

Julia.young@icrinc.com